Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Current Report on Form 8-K/A of First Merchants Corporation of our report dated March 4, 2013, on the consolidated financial statements of CFS Bancorp, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, which report is included in the Annual Report on Form 10-K of CFS Bancorp, Inc. for the year ended December 31, 2012.

/s/ BKD, LLP
Indianapolis, Indiana
January 28, 2014